EXHIBIT 5.3
November 23, 2009
Agrium Inc.
13131 Lake Fraser Drive S.E.
Calgary, AB T2J 7E8
Ladies and Gentlemen:

Re:	Amendment No. 1 to Registration Statement on Form F-10
We refer to Amendment No. 1 to the Registration Statement on Form F-10 (the “Registration Statement”) filed by Agrium Inc. (the “Corporation”) under the Securities Act of 1933, as amended.
We are a private consulting firm based in Vanscoy, Saskatchewan, Canada, that holds a Permission to Consult in the fields of geology and mining of evaporites including rock mechanics, mine design, feasibility studies, and resource/reserve estimation, and holds a Certificate of Authorization (No. C845) with the Association of Professional Engineers and Geoscientists of Saskatchewan (APEGS), having prepared the technical report titled “Technical Report, Potash Mineral Reserves and Resources, Agrium, Vanscoy Potash Operations, Vanscoy, Saskatchewan” with an effective date of November 6, 2009 (the “Technical Report”) evaluating certain of the Corporation’s Potash Mineral Reserves and Resources as described in the Registration Statement.
We hereby consent to the use of and reference to our name under the heading “Experts” in the Registration Statement and to the use of our Technical Report, including the incorporation by reference thereof, in the Registration Statement.
Yours truly,
ADM CONSULTING LIMITED
/s/  A. Dave Mackintosh
A. Dave Mackintosh, B.Sc., P.Geo.
Founder, Owner, and President